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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 28, 2007

EMPIRE WATER CORPORATION
formerly Cascade Coaching Corp.
(Exact name of registrant as specified in its charter)

NEVADA	000-52256
(State or other jurisdiction of incorporation)	(Commission File No.)

25 Orchard Road
Lake Forest, California 92630
(Address of principal executive offices and Zip Code)

(949) 768-1600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

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ITEM 1.01      ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT

     On December 21, 2007 we entered into an agreement, effective December 28, 2007 (the “BWRI Stock Purchase Agreement”) with Basin Water Resources, Inc., a Delaware corporation (“BWRI”). Under the agreement, we acquired the right to purchase certain assets relating to a business that extracts, pumps, appropriates, stores, supplies, distributes, transports and sells water to customers in and around the Counties of Riverside and San Bernardino in Southern California. These assets were purchased pursuant to an Assignment and Amendment Agreement entered into on December 21, 2007, effective December 28, 2007, (the “Assignment Agreement”), among us, BWRI, Indian Hills Water Conservation Corporation, a California corporation (“IHWCC”), West Riverside Canal Company, a California corporation (“West Riverside”), West Riverside 350 Inch Water Company, a California corporation (“350IWC,” and together with West Riverside, the “Water Companies”), Henry C. Cox II, an individual (“Cox”) and John L. West, an individual (“West,” and together with IHWCC and Cox, the “West Riverside Sellers”), wherein we purchased, as the assignee of BWRI, certain assets owned by the West Riverside Sellers. Among other things, the Assignment Agreement provides for both (a) the assignment and delegation by BWRI, and the assumption and acceptance by us, of all of BWRI’s rights and obligations under the Initial Purchase Agreement, and (b) amends the Initial Purchase Agreement. The business and assets being acquired (the “West Riverside Assets”) include certain water rights, as well as a canal that is approximately eighteen (18) miles long, and is located in Riverside and San Bernardino Counties (the “Canal”). The purchase price for the assets was $1,500,000.

      In consideration of this assignment of BWRI’s rights and obligations, we issued BWRI 6,000,000 shares of common stock as of December 28, 2007 (the “First Closing”). Prior to the First Closing, James M. Jack resigned as one of our officers and directors and tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. On January 3, 2008, Alfred Nutt, our president and sole director tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. Following the First Closing, if we are successful in raising additional capital in the minimum amount of at least $10,000,000, we will issue an additional 6,000,000 shares of our common stock to BWRI. As set forth in the BWRI Stock Purchase Agreement, we will reimburse BWRI for its due diligence costs and for the $100,000 deposit BWRI has already paid to the West Riverside Sellers, in a total amount not to exceed $200,000.

     Following the closing of such transaction, we intend to commence the water management business, involving the production, treatment, distribution, transportation and management of water, and will share the net income received from such operations with the West Riverside Sellers. Effective December 28, 2007, we entered into an Agreement for the Purchase and Operation of Water Treatment Unit and Operation of Water Distribution System with Basin Water, Inc. (“Basin Water”) (the “Unit Purchase Agreement”). The terms of the Unit Purchase Agreement provide that we will purchase one standard 1,000 gallon per minute nitrate regenerable water treatment system (the “Water Treatment Unit”) unit from Basin Water for an aggregate purchase price of $900,000.

     As additional consideration to the West Riverside Sellers, following the closing of the transactions contemplated by the West Riverside Purchase Agreements, the West Riverside Sellers will continue to share in the net income resulting from our operations (including any sale of our rights to the Canal to third parties), which are primarily intended to result from water production and distribution. As described in the West Riverside Purchase Agreements, the Seller Parties will initially receive fifty percent (50%) of all net income relating to the operation of business, with such percentage to decline (but not below 15%) as additional investments are made in the Canal and related assets;

provided however, that the Seller Parties have the right to co-invest with us, and in the event that they elect to do so, their net income participation will not decrease to the extent that they have matched our capital infusions.

     In order to raise the capital necessary to consummate the foregoing transactions, we retained Canaccord Adams Inc. as our selling agent. All sales of our securities were made to non-U.S. persons pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. Canaccord Adams Inc. is a broker/dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (FINRA)

     We paid Canaccord Adams Inc. the following for its services:

1.	A commission equal to 7% of the gross proceeds of the offering.

2.	A non-accountable retainer fee of $50,000.00 which has been paid.

3.

Underwriter warrants to purchase 448,000 shares of common stock, exercisable at a purchase price of $1.25 per share. The term of the placement agent warrant will be two years from the date of issuance.

4.	All out-of-pocket expenses incurred by Canaccord Adams Inc.

     We have agreed to register Canaccord Adams’s warrants and/or securities underlying the shares and expect to register such securities at the same time as the securities sold by Canaccord Adams on our behalf.

ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES

     On December 28, 2007, we sold privately 3,000,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $3,750,000. The Units were offered by us on a “best efforts” basis. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant.

     The foregoing Units were sold to five non-US persons pursuant to Regulation S of the Securities Act of 1933. All transactions took place outside the United States of America.

     We retained Canaccord Adams Inc. as our selling agent. On December 28, 2007 we paid Canaccord Adams $325,000 for services rendered in connection with the foregoing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 31st day of December, 2007.

EMPIRE WATER CORPORATION

BY: ALFRED NUTT
Alfred Nutt, President and Principal Executive
Officer